SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________


 Date of Report (Date of earliest event reported) April 12, 1996

                   BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)



         Pennsylvania              0-10822         25-1229323
  (State of other jurisdiction   (Commission      (IRS Employer
      of incorporation)          File Number)    Identification no.)


      300 Indian Springs Road, Indiana, Pennsylvania 15701
      (Address of principal executive offices)  ( Zip Code)


Registrant's telephone number, including area code (412) 349-1811

_________________________________________________________________
                 (Former name or former address,
                  if changes since last report.)

Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
               On April 12, 1996, Biocontrol Technology, Inc. announced today that at a special meeting held yesterday, April 11, at the Westin William Penn Hotel, Pittsburgh, PA, shareholders overwhelmingly supported the Company's request to increase by 20,000,000 the number of authorized shares of common stock.
               As of the record date, February 5, 1996, BICO had 39,730,618 outstanding shares of stock. Previous to the shareholders' meeting, 35,258,374 shares voted by proxy in favor of the authorization; at the meeting 873,200 additional shares voted to authorize the request for a total vote to pass of 36,131,574 (91% of shares outstanding). By proxy, only 2,433,632 shares voted against the requested share increase (approximately 6% of eligible shares).
               Biocontrol has recently reported that it has plenty of cash to fund additional necessary testing on its Diasensor 1000 noninvasive glucose sensor for diabetics, which is currently in the Food and Drug Administration (FDA) approval process. Additional funding will be necessary, however, as increased inventory is needed to begin production of the device.
               Currently, laboratory testing of assembled production units is underway. By early May, Biocontrol expects to have 30 such sensors completed, 20 of which will be used for patient testing.

 Item 6.  Resignation of Registrant's Directors.
          Not Applicable


Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired - Not
               Applicable.

          (b)  Pro Forma Financial Information - Not Applicable.

          (c)  Exhibits - News Release

                       SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                              BIOCONTROL TECHNOLOGY, INC.


                              by /s/    Fred E. Cooper
                                        Fred E. Cooper, CEO
DATED: April 12, 1996